Exhibit 99.1
EDAC Technologies Reports Fiscal 2010 First Quarter Results
- Sales Increase 9% from 4Q09 to Record $17.8 Million on Organic Growth -
- Sales Growth of 86% over 1Q09 Reflects Acquisitions and 16% Organic Growth -
- Backlog Rises to $136 Million from $126 Million at 2009 Year End -
FARMINGTON, Conn., April 28, 2010 — EDAC Technologies Corporation (NASDAQ: EDAC), a diversified designer, manufacturer and servicer of precision components for aerospace and industrial applications, today reported record sales of $17.8 million for the first quarter of fiscal 2010, compared with $9.6 million for the first quarter of 2009 and $16.3 million in the 2009 fourth quarter. Net income for the 2010 first quarter was $360,000, or $0.07 per diluted share, up from $56,000, or $0.01 per diluted share, in the 2009 first quarter and $113,000, or $0.02 per diluted share, in the fourth quarter of 2009.
The sharp increase in sales compared with the 2009 first quarter primarily reflected the acquisition in May 2009 of the manufacturing business unit of MTU Aero Engines North America Inc. (“AERO”) and, to a lesser extent, the acquisition in August 2009 of the assets of Service Network Inc. (“SNI”). The acquired AERO and SNI units now operate as part of the Company’s EDAC AERO and Gros-Ite Spindles product lines, respectively. The sequential rise in sales from the fourth quarter of 2009 to the first quarter of 2010 was due to organic growth, driven by management’s strategies to diversify the range of parts EDAC supplies to aerospace and industrial customers, and to expand its participation in emerging aviation programs.
Additional details of EDAC’s 2010 first quarter results include the following:
•	Total sales increased 85.6% from the first quarter of 2009 and included $6.7 million of sales from the AERO and SNI operations acquired in the second and third quarters of 2009. The increase also reflects 16.0% organic growth. The 9.1% increase in sales from the fourth quarter of 2009 resulted entirely from organic growth. Total sales include three product lines:
-	Sales of the EDAC AERO product line were $12.6 million, an increase of 142.1% from the first quarter of 2009. The increase included $6.3 million of sales from the AERO acquisition and 21% organic growth. EDAC AERO sales rose 3.4% from the 2009 fourth quarter.

-	Sales of the Apex Machine Tool product line were $4.0 million in the 2010 first quarter, increasing 3.5% from the first quarter of 2009 and 19.4% from the 2009 fourth quarter. The sequential increase includes sales to new customers in the space, medical and consumer sectors.

-	Sales of the Gros-Ite Spindles product line totaled $1.2 million in the 2010 first quarter, up 127.8% from the 2009 first quarter and 53.4% sequentially. The year-over-year increase included $386,000 of sales from SNI in the 2010 first quarter. The organic growth in spindle sales year-over-year and sequentially was due to rising demand from customers in the telecommunications and other industries.
•	Gross profit was $2.1 million for the 2010 first quarter, increasing 98.2% from the first quarter of 2009 primarily due to the acquisition of AERO, and 54.1% sequentially largely due to improved manufacturing processes. Gross profit was 12.0% of total sales in the first quarter of 2010 compared with 11.3% in the first quarter of 2009 and 8.5% in the 2009 fourth quarter.

•	SG&A costs for the 2010 first quarter increased 100.9% from the 2009 first quarter primarily due to the acquisition of AERO, and 15.1% sequentially primarily due to management incentive programs and marketing expense. SG&A represented 9.7% of total sales in the first quarter of 2010 compared with 9.0% in the first quarter of 2009 and 9.2% in the fourth quarter of 2009.

•	Results for the 2010 first quarter included other income of $350,000, equivalent to $0.05 per diluted share after-tax, from the recognition of a deposit on an equipment purchase made by AERO prior to its acquisition.
“EDAC’s performance in the 2010 first quarter reflects our efforts to build the business both through acquisitions and organic growth. We have demonstrated our ability to absorb last year’s acquisitions of AERO and SNI, which expanded our footprint in the aerospace and industrial sectors, and to grow those businesses under our ownership. At the same time, we have made investments to expand the range of parts we supply to a variety of aerospace customers, and to win an increasing role in emerging programs such as the Joint Strike Fighter, Boeing 787 Dreamliner, and LEAP-X and Geared Turbofan high-efficiency jet engines. We realigned the Apex Machine Tool management to sharpen our focus on opportunities in that product line, and are continuing to expand the applications for Gros-Ite Spindles among existing and new customers. As a result, we feel confident in the potential of all of our businesses to deliver profitable growth in 2010,” said Dominick A. Pagano, President and Chief Executive Officer.”
Backlog and Outlook
EDAC’s total sales backlog at April 3, 2010 was approximately $136.1 million, an increase of $10.2 million from the $125.9 million reported at the end of 2009. Subsequent to the end of the 2010 first quarter, backlog increased by an additional $4 million, to approximately $140.0 million currently. The increase reflected an expanding range of parts for aircraft engines, the addition of a significant contract to supply structural aerospace products, and several contracts to provide components for new military and commercial aircraft programs.
Mr. Pagano noted, “Based on our backlog, we expect our sales in the second quarter to slightly exceed our first quarter sales of $17.8 million and to be substantially higher than the $13.6 million recorded in the second quarter of 2009. We are continuing to pursue strategies and evaluate opportunities to gain share in our markets through complementary acquisitions and investments that expand and diversify our product lines, services and manufacturing capabilities.”
Conference Call and Webcast
The Company will host a conference call to review the above results at 1:00 p.m. (Eastern Time) today, April 28, 2010. The call will be broadcast simultaneously over the Internet. Listeners can access a webcast of the conference call live over the Internet at www.edactechnologies.com. Please allow 10 minutes prior to the call to visit the site to download and install any necessary audio software. After the call has taken place, its archived version will be available at this web site.
About EDAC Technologies Corporation
EDAC Technologies Corporation is a diversified manufacturing company serving the aerospace and industrial markets. In the aerospace sector, EDAC offers design and manufacturing services for commercial and military aircraft, in such areas as jet engine parts, special tooling, equipment, gauges and components used in the manufacture, assembly and inspection of jet engines. Industrial applications include high-precision fixtures, gauges, dies and molds, as well as the design, manufacture and repair of precision spindles, which are an integral part of machine tools found in virtually every manufacturing environment. EDAC’s core competencies include extensive in-house design and engineering capabilities, and facilities equipped with the latest enabling machine tools and manufacturing technologies.
Cautionary Statement Regarding Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995; including forward-looking statements regarding future profitability, expected sales and other matters that are subject to risks and uncertainties. The Company uses words such as “plans,” seeks,” “projects,” “expects,” “believes,” “may,” “anticipates,” “estimates,” “should,” and similar expressions to identify these forward looking statements. These statements are subject to risks and uncertainties and are based upon the Company’s beliefs and assumptions. There are a number of important factors that may affect the Company’s actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the control of the Company and are difficult to predict. These important factors include, without limitation, factors which could affect demand for the Company’s products and services such as general economic conditions and economic conditions in the aerospace industry and the other industries in which the Company competes; competition from the Company’s competitors; and the Company’s ability to enter into satisfactory financing arrangements. These and other factors are described in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s expectations and beliefs as of the date of this release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation or intention to do so.

CONTACTS:	EDAC Technologies Corporation
Glenn L. Purple
Vice President-Finance
860-677-2603

Comm-Counsellors, LLC
Edward Nebb
203-972-8350
June Filingeri
203-972-0186
# # #
(See attached financial tables)

EDAC TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	For the quarter ended
	April 3,	April 4,
(in thousands except per share amounts)	2010	2009
Sales	$17,787	$9,584

Cost of Sales	15,646	8,504

Gross Profit	2,141	1,080

Selling, General and Administrative Expenses	1,730	861

Income From Operations	410	219

Non-Operating Income (Expense):
Interest Expense	(226)	(140)
Other	360	7

Income Before Income Taxes	544	86

Provision for Income Taxes	184	30

Net Income	$360	$56

Income per common share data:
Basic income per share	$0.07	$0.01

Diluted income per share	$0.07	$0.01

Weighted average shares outstanding:
Basic	4,842	4,825
Diluted	4,958	4,862

EDAC TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)
	April 3,	January 2,
(in thousands)	2010	2010
ASSETS
CURRENT ASSETS:
Cash	$766	$1,100
Accounts receivable, net	12,543	10,862
Inventories, net	20,196	19,990
Prepaid expenses and other current assets	556	306
Refundable income taxes	112	112
Deferred income taxes	1,098	1,098

Total current assets	35,270	33,468

PROPERTY, PLANT AND EQUIPMENT	49,175	48,431
Less: accumulated depreciation	26,663	25,974

	22,553	22,457

OTHER ASSETS	190	1,202

TOTAL ASSETS	$58,013	$56,127

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Lines of credit	$3,491	$1,591
Current portion of long-term debt	1,773	1,833
Trade accounts payable	6,405	6,828
Employee compensation and amounts withheld	1,596	1,185
Accrued expenses	2,020	1,819
Customer advances	702	1,028

Total current liabilities	15,988	14,284

LONG-TERM DEBT, less current portion	11,744	12,154

PENSION LIABILITIES	1,521	1,448

DEFERRED INCOME TAXES	4,557	4,475

SHAREHOLDERS’ EQUITY:
Common stock	12	12
Additional paid-in capital	11,342	11,225
Retained earnings	15,145	14,785
Accumulated other comprehensive loss	(2,296)	(2,256)

Total shareholders’ equity	24,203	23,766

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$58,013	$56,127